SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934


Filed by the Registrant   [x]
Filed by a Party other than the Registrant   []
Check the appropriate box:
[x]  Preliminary Proxy Statement
[]   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[]   Definitive Proxy Statement
[]        Definitive Additional Materials
[]   Soliciting Materials Pursuant to section 240.14a-11(c) or
          section 240.14a-12

       Questar Corporation
      (Name of Registrant as Specified In Its Charter)


      (Name of Person(s) Filing Proxy Statement if other than the
           Registrant)
Payment of Filing Fee (Check the appropriate box):
[x]  No fee required
[]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[]   Fee paid previously with preliminary materials.
[]   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                    PRELIMINARY PROXY MATERIALS
                              (Logo)

                       QUESTAR CORPORATION
                   180 East First South Street
                         P. O. Box 45433
                 Salt Lake City, Utah 84145-0433

              ______________________________________

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    To be Held on May 20, 1997
             _______________________________________

     The Annual Meeting of Stockholders of Questar Corporation, a Utah corporation (the "Company"), will be held at the Holiday Inn, 1675 Sunset Drive, Rock Springs, Wyoming, on Tuesday, May 20, 1997, at 10:00 a.m., local time, for the following purposes:

     1.   To elect four directors to hold office for three years;
     2. To consider and act on a stockholder proposal opposed by the Board of Directors recommending the declassification of the Board of Directors;
     3. To transact such other business as may properly come before the meeting.

     Stockholders of record as of March 21, 1997, are entitled to receive notice of and to vote at the Annual Meeting. If you have your shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting.

                               By Order of the
                               Board of Directors



                               Connie C. Holbrook
                               Vice President and Secretary

Salt Lake City, Utah
April [7], 1997

                     YOUR VOTE IS IMPORTANT.

     It is important that as many shares as possible be represented at the Annual Meeting. Please date, sign, and promptly return your white proxy card in the enclosed envelope (which requires no postage if mailed within the United States). Your proxy may be revoked by you at any time before it is voted.

                      QUESTAR CORPORATION
                        PROXY STATEMENT

                          May 20, 1997


     This Proxy Statement is being furnished to stockholders of Questar Corporation, a Utah corporation, in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 1997, at 10:00 a.m., local time, and any adjournment or postponement of such meeting. At the Annual Meeting, holders of common stock will elect four directors of the Company, each for a three-year term.

                   Record Date: Vote Required

     Only stockholders of record at the close of business on March 21, 1997, will be entitled to notice of and to vote at the Annual Meeting. At such date 41,__________ shares of common stock were outstanding. Each share of common stock will be entitled to one vote on each matter coming before the meeting.
In order to elect the four directors, the affirmative vote of the holders of a plurality of the shares of common stock present and entitled to vote at the Annual Meeting, provided a quorum is present, is required. The stockholder's proposal requires the receipt of more affirmative votes than negative votes for shares represented at the meeting, assuming a quorum is present. The Company's Bylaws provide that votes "withheld" from director nominees will not be counted for purposes of determining whether such individuals receive a plurality of votes. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters (broker nonvotes) will be considered as voted only as to those matters actually voted.

                    Proxies and Solicitation

     Shares of common stock represented by properly executed proxies received at or prior to the Annual Meeting will be voted in accordance with specified instructions. If no instructions are indicated, proxies representing shares of common stock will be voted for the Board of Directors' nominees for director. Execution of a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person. Any stockholder giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company written notice of revocation bearing a later date than the proxy, by delivering a later-dated proxy, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute revocation of a proxy.

     This solicitation is made on behalf of the Board of Directors, and all expenses of this solicitation will be paid by the Company. In addition to solicitation of proxies by use of mail, the directors, officers, and regular employees of the Company may solicit proxies. Such persons will receive no additional compensation for such services. The Company has requested that brokerage houses, and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. The Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred in connection with such request.

                     ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide for a board of 13 directors, divided into three classes, approximately equal in number, elected to serve three-year terms.

     The Board of Directors of the Company has selected U. Edwin Garrison, W. Whitley Hawkins, Robert E. Kadlec, and Harris H. Simmons as the nominees for whom shares of common stock represented by the enclosed proxy will be voted, unless otherwise specified on the proxy. All of the nominees currently serve as directors of the Company.

     The Board of Directors has no reason to believe that any nominee will be unwilling or unable to serve as a director. However, in the event that any nominee is unwilling or unable to serve as a director, the proxy holders named in the enclosed proxy may vote, in their discretion, for any other person. The directors elected at the Annual Meeting will serve three-year terms.

     Information concerning the nominees for election as directors and the current directors of the Company whose terms will continue after the Annual Meeting is set forth below.
Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the Proxy Statement. Share information is correct as of March 1, 1997.

                            Nominees

[Picture]      Mr. U. Edwin Garrison is the retired Chairman of
               Thiokol Corporation, a position he held from July of 1991 to November of 1995. He also served as Chief Executive Officer of Thiokol from July of
               1991 to July of 1993 and as President of Thiokol from July of 1989 to July of 1992. Mr. Garrison, age 69, has served as a director of the Company since 1991 and is also a director of Thiokol
               Corporation. He is the beneficial owner of 17,942 shares of the Company's common stock, including
               4,500 shares under vested stock options, and owns
               5,224 shares of phantom stock under deferred compensation plans.

[Picture]      Mr. W. Whitley Hawkins is the owner of a
               consulting firm, Hawkins Bricker International and HBI, Inc., which manufactures chemical coating products. He was President and Chief Operating
               Officer of Delta Air Lines from May of 1991 to
               March of 1993. Mr. Hawkins, age 65, has served as a director of the Company since 1991 and also serves on the Advisory Council of SunTrust Bank, as a senior advisor to the American International
               Group, and on the Advisory Board of the
               International Airline Passengers Association. He is the beneficial owner of 10,470 shares of the Company's common stock, including 10,250 shares under vested stock options, and owns 1,532 phantom stock units under deferred compensation plans.

[Picture]      Mr. Robert E. Kadlec has a venture capital firm,
               Bentley Capital Corp.  He retired as President and
               Chief Executive Officer of BC Gas Inc., effective
               December 31, 1995. Mr. Kadlec, age 63, has been a director of the Company since 1987, is a director of BC Gas Inc., Trans Mountain Pipe Line Company
               Ltd., British Pacific Properties Ltd.,
               International Forest Products Ltd., and is on the Advisory Board of Anderson Consulting. He is the beneficial owner of 17,850 shares of the Company's common stock, including 11,450 shares under vested stock options.

[Picture]      Mr. Harris H. Simmons has been the President and
               Chief Executive Officer of Zions First National
               Bank and Zions Bancorporation since December of
               1990.  He has served as President of Zions
               Bancorporation since April of 1986 and is also a director of Zions Bancorporation. He is the son of Roy W. Simmons, an emeritus director of the Company who was a director of the Company from 1968 to 1992. Mr. Simmons, age 42, has served as a director since November 1, 1992. He serves as Chairman of the Utah Symphony and the Economic
               Development Corporation of Utah and as a trustee of Salt Lake Community College. Mr. Simmons is the beneficial owner of 7,600 shares of the Company's common stock, including 7,000 shares under vested stock options, and owns 3,441 phantom stock units under deferred compensation plans.

      Continuing Directors (Present Term Expires in 1998)

[Picture]      Mr. R. D. Cash has served as the Company's
               President and Chief Executive Officer since May of
               1984 and as the Company's Chairman of the Board since May of 1985. Mr. Cash, age 54, has been a director of the Company since 1977 and also serves as a director of Zions First National Bank and Zions Bancorporation, Energen Corporation, and
               Associated Electric and Gas Insurance Services
               Limited; a member of the Board of Directors of the Federal Reserve Bank (Salt Lake Branch) of San
               Francisco; a trustee of the Salt Lake Organizing
               Committee for the Olympic Winter Games of 2002;
               and a trustee of Southern Utah University. He is the beneficial holder of 252,808 shares of the Company's common stock, including 82,851 shares under vested stock options and 47,529 shares that are owned by two nonprofit foundations controlled by the Company. He also has 19,498 phantom stock units under deferred compensation plans.

[Picture]      Mr. James A. Harmon is Senior Chairman of Schroder
               Wertheim & Co. Incorporated (investment bankers).
               He served as Chairman and Chief Executive Officer from 1986 through December 31, 1995 and as Chairman until July 1, 1996. Mr. Harmon, age 61, has been a director of the Company since 1976 and also serves as a non-executive Chairman of Latin
               Communications Group and as a director of The Rank
               Organization Plc; Chairman of the Advisory Board of the Barnard-Columbia University Center for Urban Public Policy; a trustee of Barnard College;
               and a trustee emeritus of Brown University. He is the beneficial holder of 32,064 shares of the Company's common stock, including 8,050 shares under vested stock options. Mr. Harmon also has 17,604 phantom stock units under deferred compensation plans.

[Picture]      Mr. William N. Jones is Chairman of the Board,
               Lite Touch, Inc. (residential and commercial lighting systems). Mr. Jones, age 70, has been a director of the Company since 1981. He is a trustee of Intermountain Health Care, Inc. He is the beneficial holder of 14,794 shares of the Company's common stock, including 6,300 shares under vested stock options. He also has 1,359 phantom stock units under deferred compensation plans.

[Picture]      Mr. Gary G. Michael is Chairman and Chief
               Executive Officer of Albertson's, Inc. and has served in this position since February 1, 1991.
               Mr. Michael, age 56, has been a director of the Company since February of 1994. He is a director of Albertson's and a member of the Board of Directors of the Federal Reserve Bank of San
               Francisco. Mr. Michael is the beneficial holder of 5,500 shares of the Company's common stock, including 4,200 shares under vested stock options.
               He also has 2,529 phantom stock units under deferred compensation plans.

[Picture]      Mr. Gary L. Nordloh serves the Company as
               Executive Vice President, a position to which he was appointed February 13, 1996. He was appointed to serve as a director effective October 25, 1996, to fill a vacancy created by the resignation of Neal A. Maxwell. He has responsibility for the Company's market resources activities and is the President and Chief Executive Officer of Wexpro
               Company, Celsius Energy Company, Universal
               Resources Corporation, Questar Gas Management
               Company, Questar Energy Trading Company, Questar
               Energy Services, Inc., and Celsius Energy
               Resources, Ltd. Mr. Nordloh, age 49, is the beneficial holder of 60,998 shares of the Company's common stock, including 27,750 shares under vested stock options. He also has 1,967 phantom stock units under deferred compensation plans.

      Continuing Directors (Present Term Expires in 1999)

[Picture]      Mr. Patrick J. Early, age 64, served as Vice
               Chairman of Amoco Corporation from July of 1992 until his retirement in April of 1995. He was also a director of Amoco Corporation from 1989 to his retirement. Prior to service as Vice
               Chairman, Mr. Early served as President of Amoco
               Production Company from September 1987 to July of
               1992. He is a member of the Board of Trustees of the Museum of Science and Industry in Chicago and a member of the Board of Advisors of Catholic
               Charities in Chicago. Mr. Early owns 1,700 shares of the Company's common stock, including 700 shares under a vested stock option, and has 1,274 phantom stock units under deferred compensation plans.

[Picture]      Mr. Dixie L. Leavitt is the founder and Chairman
               of the Board of the Leavitt Insurance Group (a group of approximately 54 independent insurance agencies located in seven western states). Mr.
               Leavitt, age 67, is also President and Chairman of entities engaged in dairy, cattle, agriculture, and real estate operations in Utah and southern
               Nevada. He has been a director of the Company since 1987 and also serves as a director of Zions
               First National Bank. Mr. Leavitt is the beneficial holder of 22,123 shares of the Company's common stock, including 7,000 shares under vested stock options. He also has 10,386 phantom stock units under deferred compensation plans.

[Picture]      Mr. D. N. Rose serves the Company as Executive
               Vice President, a position to which he was
               appointed February 13, 1996.  He is President and
               Chief Executive Officer of Mountain Fuel Supply
               Company (a subsidiary of the Company engaged in
               retail natural gas distribution) and Questar
               Pipeline Company (a subsidiary of the Company
               engaged in the interstate storage and transmission
               of natural gas).   He is President and Chief
               Executive Officer of Questar Regulated Services
               Company, a new entity organized in late 1996 to own Mountain Fuel and Questar Pipeline. He has served as a director of the Company since 1984.
               Mr. Rose, age 52, is also a trustee of Westminster
               College. He is the beneficial holder of 74,035 shares of the Company's common stock, including
               33,907 shares under vested stock options. He also has 2,165 phantom stock units under deferred compensation plans.

         INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Committees

     The Board of Directors is responsible for the Company's overall affairs. To assist with this responsibility, the Board has established several standing committees.
     The Executive Committee is vested with the authority to act as the Board of Directors in managing the affairs of the Company. Although this Committee has very broad powers, it meets only infrequently when it would be impractical to call a meeting of the full Board. U. Edwin Garrison serves as the Chairman of this Committee; other members include R. D. Cash, James A. Harmon, W.Whitley Hawkins, and Robert E. Kadlec. The Executive Committee did not hold any meetings during 1996.

     The Finance and Audit Committee of the Board of Directors is currently chaired by RobertE. Kadlec. Other members of this Committee include James A. Harmon, William N. Jones, Dixie L. Leavitt, Gary G. Michael, and Harris H. Simmons. During 1996, the Finance and Audit Committee held two meetings, at which time the members reviewed financial statements, conferred with the Company's internal auditors and representatives of the external auditors concerning their respective examinations of the Company, and reviewed reports prepared for the Board of Directors.

     The Company's Board of Directors also has a Management Performance Committee with W.Whitley Hawkins serving as the current Chairman. Other members of this Committee include Patrick J. Early, U. Edwin Garrison, William N. Jones, Robert E. Kadlec, and Gary G. Michael. During 1996 the Committee held three meetings. The Committee reviews the performance of R. D. Cash; reviews salary and compensation arrangements paid the Company's officers and makes recommendations to the Board of Directors concerning such arrangements; administers the Long-Term Stock Incentive Plan; and makes recommendations about employees chosen to participate in the Annual Management Incentive Plans adopted by the Company and its major operating subsidiaries and about the performance objectives and awards made under such plans. (This Committee functions as the "Compensation Committee.") A report from this Committee concerning executive compensation is set forth later.

     The Company has a Nominating Committee consisting of R. D. Cash (Chairman), Patrick J. Early, Dixie L. Leavitt, and Harris
H. Simmons. This Committee was organized to select individuals for nomination as directors. The Nominating Committee held one meeting in 1996. Although the Nominating Committee will consider responsible recommendations by stockholders concerning nominees, it has not established any formal procedures for considering such nominees. The Company's Bylaws do specify procedures to follow if shareholders want to nominate candidates for election as directors at an annual meeting.

Attendance at Board and Committee Meetings

     The Company's Board of Directors held four regular meetings during 1996; Board Committees held a total of six meetings. All of the directors attended at least 75 percent of the meeting of the Board and of the meetings of the Committees on which they serve. With the exception of Mr. Harmon, all of the directors attended 100 percent of the meetings to which they were invited as directors and Committee members.

Directors' Compensation

     Messrs. Cash, Nordloh, and Rose do not receive any renumeration for service as directors of the Company. They do, however, receive fees for service as directors of the Company's affiliates. All other directors are paid an annual fee of $14,400 (increased from $12,000 effective September 1, 1996) payable in 12 monthly installments. They also receive fees of $900 (increased from $800 as of September 1, 1996) for each Board meeting attended. With the exception of Mr. Cash, the Chairman of each Board Committee receives a fee of $900 (increased from $750 as of September1, 1996) for the meetings of the Committee chaired by him. Other directors receive a fee of $700 (increased from $600 as of September 1, 1996) for each Committee meeting attended.

     The Company and its major affiliated companies each have a Deferred Compensation Plan for Directors, under which directors can elect to defer all or any portion of the fees received for service as directors until their retirement from such service and can choose to have the deferred amounts earn interest as if invested in long-term certificates of deposit or be accounted for with "phantom shares" of the Company's common stock. (The term phantom stock refers to accounting entries that parallel the value of the Company's common stock. Directors choosing the phantom stock option are credited with the same number of shares and fractional shares that could have been purchased using the closing price of the Company's common stock on the date such fees would have been payable. The account balances are also credited with "shares" purchased with reinvested "dividends." Upon retirement, directors receive the cash equivalent of these phantom shares.) During 1996, several directors of the Company and its affiliates chose to defer receipt of the compensation earned by them for their service.

     The directors, other than Messrs. Cash, Rose, and Nordloh, are also eligible to participate in the Stock Option Plan for Directors (Directors' Option Plan), which was approved by the Company's stockholders in May of 1987, subsequently amended with shareholder approval effective March 1, 1991 and May 21, 1996. Under the terms of this nondiscretionary plan, nonemployee voting directors receive nonqualified stock options at the first regular meeting of the Board of Directors held each year to purchase shares of the Company's common stock using the closing price of such stock on the date of grant as the exercise price. The number of shares covered by the options granted to directors is specified in the plan. Optionees, under the terms of the Directors' Option Plan, can use cash or other shares of the Company's common stock (valued at the closing price of such stock on the exercise date) as consideration.

     On February 11, 1997, 10 nonemployee voting directors of the Company received nonqualified stock options to purchase a total of 34,400 shares of the Company's common stock at an exercise price of $38.25 per share. Each eligible director, with the exception of Messrs. Garrison, Hawkins, and Kadlec, received a nonqualified stock option to purchase 3,200 shares. Messrs. Garrison, Hawkins, and Kadlec each received options to purchase 4,000 shares reflecting their added responsibilities as Chairmen of Board Committees. (These options will not begin to vest until August 11, 1997; consequently, the shares covered by the options are not included in the shares reported for the directors.)

     In May of 1996, the Company's shareholders approved a new plan, the Directors' Stock Plan, under which outside directors can elect to receive their fees in shares of stock. Mr. Garrison has elected to receive payment of his fees in actual shares of stock.

     The Company has entered into individual indemnification agreements with all directors, including Messrs. Cash, Nordloh, and Rose, indemnifying them as directors. The form of these agreements was approved by the Company's stockholders at the 1988 Annual Meeting.

Directors' Retirement Policy

     In May of 1992, the Board of Directors adopted a retirement policy that permits an outside director to continue serving in such position until the annual meeting following his 72nd birthday if he is actively engaged in business, financial, and community affairs. With the exception of the Company's Chief Executive Officer, any inside director is expected to resign as a director on or before the date of his retirement as an employee. The former Chief Executive Officer may serve out the remainder of his term once he retires as an active employee.

Certain Relationships and Related Transactions

     Mr. Garrison is the former Chairman, President and Chief Executive Officer of Thiokol Corporation and still serves as a director of Thiokol. Thiokol purchases gas from Questar Energy Company (a subsidiary of the Company). Thiokol paid Questar Energy a total of $1,323,277 during 1996 for gas supplies.

     Mr. Jones serves as a member of the Board of Trustees of Intermountain Health Care, Inc. (IHC), a nonprofit corporation that provides health care services in the Company's areas of operation. The Company offers two health maintenance organizations and a preferred provider organization through IHC as options available to employees under the Company's health plan. In 1996, the Company and its subsidiaries paid IHC a total sum of $524,308 in administrative fees.

     Mr. Kadlec is the former President and Chief Executive Officer of BC Gas Inc. BC Gas has several gas supply contracts with Questar Energy Trading Company to purchase gas during portions of the 1995-96 and 1996-97 winter heating seasons and also has long-term contracts with Questar Pipeline Company for storage service. BC Gas paid Questar Energy Trading and Questar Pipeline a total of $8,929,295 during 1996 for gas purchases and storage services.

     Mr. Simmons is the President and Chief Executive Officer of Zions First National Bank. The Company has a line of credit through Zions. Two of the Company's subsidiaries, Questar InfoComm, Inc. and Mountain Fuel Supply Company, have accounts with Zions. The Company's credit line with Zions is priced at the same level that the Company pays for its other lines of credit, and the services provided by Zions to Questar InfoComm and Mountain Fuel are based on commercial terms that are available to other clients.

                     EXECUTIVE COMPENSATION

     The fadopted by the Company and its major operating subsidiaries and about the performance objectives and awards made under such plans. (This Committee functions as the "Compensation
                  SUMMARY COMPENSATION TABLE

                            Annual                               Long-Term
                           Compensation                          Compensation

                                                              Restricted
                                                                  Stock             All Other
Name and Principal    Year           Base      Bonus($)1/       Awards     Options  Compensation
Position                          Salary($)                       ($)2/        (#)     ($)3/
R. D. Cash            1996          413,000        144,340       135,979    35,000     67,683
Chairman, President   1995          395,000         28,463        23,336    30,000     54,240
and Chief Executive
Officer               1994          377,667        126,011        89,407    30,000     49,335

D. N. Rose            1996          258,833         70,639        70,571    23,000      39,483
President and Chief   1995          235,167         27,852        27,808    19,000      29,064
Executive Officer     1994          209,500         36,061        36,053    19,000      21,713
Regulated Services
Companies

G. L. Nordloh         1996          254,583         89,269        86,214    25,000      39,250
President and Chief   1995          235,000         25,099        16,039    22,000      25,521
Executive Officer     1994          164,583         44,127        45,333    22,000      20,658
Market Resouces Companies

A. J. Marushack4/     1996          237,667       107,0884          N/A /4  19,000      31,592
                      1995          225,500          6,089         6,086    19,000      28,771
                      1994          201,333         39,254        39,201    19,000      20,671

C. M. Heiner          1996          227,500         56,829        48,960    19,000      34,972
Senior Vice President 1995          218,417              0             0    19,000      23,737
                      1994          208,983         55,264        39,256    19,000      21,891

     1/Amounts listed under this heading for 1996 include cash payments awarded under the 1996 Annual Management Incentive Plans (AMIPs), cash payments awarded under the 1996 general employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company (E&P Plans). The amounts reported for 1994 include special cash bonuses paid to Messrs. Cash and Heiner when a business unit was sold.

     2/Amounts under this heading for 1996 include the value (as of the grant date) of any shares of restricted stock granted in 1997, in lieu of cash, as partial payment of bonuses earned under the 1996 AMIPs and the value of any shares of restricted stock granted in connection with the 1996 E&P Plans. All shares of restricted stock vest in two annual, equal installments on the first business day in February of the first and second years following the grant date. Dividends are paid on the restricted shares at the same rate dividends are paid on other outstanding shares of the Company's common stock. As of December 31, 1996, Mr. Cash had 2,327 shares of restricted stock having a market value of $85,517; Mr. Rose had 1,485 shares having a market value of $54,574; Mr. Nordloh had 1,305 shares worth $47,959; Mr. Marushack had 897 shares worth $32,965; and Mr. Heiner had 717 shares worth $26,350.

     3/The figure opposite Mr. Cash's name for 1996 includes $13,106 in contributions to the Employee Investment Plan, $20,700 in directors' fees, and $33,877 in "matching contributions" to the Deferred Share Plan. The figure listed opposite Mr. Rose's name for 1996 includes $13,106 in contributions to the Employee Investment Plan, $10,900 in director's fees, and $15,477 in matching contributions to the Deferred Share Plan. The figure listed opposite Mr. Nordloh's name for 1996 includes $13,106 in contributions to the Employee Investment Plan; $10,900 in director's fees, and $15,244 in matching contributions to the Deferred Share Plan. The figure listed opposite Mr. Marushack's name for 1996 includes $13,106 in contributions to the Employee Investment Plan; $6,900 in director's fees; and $11,586 in matching contributions to the Deferred Share Plan. The figure listed opposite Mr. Heiner's name includes $13,106 in contributions to the Employee Investment Plan, $6,900 in director's fees, $10,562 in matching contributions to the Deferred Share Plan, and $4,404 for unused vacation.

     4/Mr. Marushack retired on February 28, 1997, as the
President and Chief Executive Officer of Questar Pipeline
Company, with over 39 years of service. Under the terms of the AMIP, he was paid his final earned bonus in cash.

     The following table lists information concerning the stock options that were granted to Messrs. Cash, Rose, Nordloh, Marushack, and Heiner during 1996 under the Company's Long-Term Stock Incentive Plan. No stock appreciation rights (SARs) were granted during 1996.

             Option/SAR Grants in Last Fiscal Year

                                    % of Total
                       Options        Options Granted        Exercise  or
                       Granted        to Employees in          Base Price  Expiration     Grant Date
Name                     (#)1/       Last Fiscal Year           ($/Share)     Date        Value ($)2/
R. D. Cash              35,000                    8.8              33.625  2/13/2006         262,500
D. N. Rose              23,000                    5.8              33.625  2/13/2006         172,500
G. L. Nordloh           25,000                    6.3              33.625  2/13/2006         187,500
A. J. Marushack         19,000                    4.8              33.625  2/13/2006         142,500
C. M. Heiner            19,000                    4.8              33.625  2/13/2006         142,500

     1/These stock options vest in four annual, equal installments, with the first installment exercisable as of August 13, 1996. Participants can use cash or previously-owned shares as consideration for option shares. Option expire when a participant terminates his employment, unless termination is caused by an approved retirement, death, or disability. Options can be exercised 12 months following a participant's death or disability. Options granted prior to 1997 can be exercised for three months following a participant's approved retirement. Options granted in 1997 and subsequent years may be exercised for a term not to exceed three years that is determined by the Committee.

     2/When calculating the present value of options as of the date granted (February 13, 1996), the Company used the Black-Scholes option pricing model. The Company assumed a volatility of 20.9 percent, a risk-free interest rate of 5.73 percent, a dividend yield of 3.51 percent, and an average life of 8 years. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period. There can be no assurance that the values shown in this table will be achieved.

     The following table lists information concerning the stock options that were exercised by Messrs. Cash, Rose, Nordloh, Marushack, and Heiner during 1996 and the total options and their value held by each at year-end 1996.

        Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                     Shares
                   Acquired                 Number of Unexercised      Value of Unexercised
                      Or            Value   Options/SARs at Year-       In-the-Money Options/
                  Exercised      Realized1/      End (#)2/             SARs At Year-End ($)
Name                     (#)          ($)    Exercisable Unexercisable Exercisable Unexercisable
R. D. Cash           14,772        217,856   85,851      48,750         746,590     362,031
D. N. Rose           14,593        132,818   33,907      31,500         202,299     167,906
G. L. Nordloh        15,500        100,500   27,750      35,250         145,531     190,594
A. J. Marushack      12,000        195,750   65,500      28,500         636,594     158,531
C. M. Heiner              0              0   51,250      28,500         436,500     158,531

  1/The "value" is calculated by subtracting the fair market value of the shares purchased on the date of exercise minus the option price. The value is equal to the amount of ordinary income recognized by each officer. The current value of the shares may be higher or lower than the aggregate value reported in the table.

  2/At year end 1996 there were no outstanding stock appreciation rights (SARs); they have not been granted since February of 1989.

Retirement Plans

  The Company maintains a noncontributory retirement plan that is funded actuarially and does not involve specific contributions for any one individual. The following table lists the estimated annual benefits payable on a straight line annuity basis under the Company's Retirement Plan as of December 31, 1996, and, if necessary, the Company's Supplemental Executive Retirement Plan (the SERP). The benefits shown are based on earnings and years of service for an employee reaching normal retirement age of 65 in 1996 and do not include Social Security benefits. Benefits under the Retirement Plan are not reduced or offset by Social Security benefits, although participants who retire prior to age 62 do receive a temporary supplement until reaching age 62.

                       Pension Plan Table

Highest Consecutive
Three-Year Average                       Years of Service

Annual Compensation     15        20        25        30        35
       $250,000        68,768   91,691  114,614   120,864   127,114
        300,000        83,018  110,691  138,364   145,864   153,364
        350,000        97,268  129,691  162,114   170,864   179,614
        400,000       111,518  148,691  185,684   195,864   205,864
        450,000       125,768  167,691  209,614   220,864   232,114
        500,000       140,018  186,691  233,364   245,864   258,364
        550,000       154,268  205,691  257,114   270,864   284,614

     The Company's Retirement Plan has a "step rate/excess" benefit formula. The formula provides for a basic benefit that is calculated by multiplying the employee's final average earnings by a specified basic benefit factor and by subsequently multiplying such sum by the employee's years of service (to a maximum of 25). This basic benefit is increased for each year of service in excess of 25 and is reduced for retirement prior to age 62. Employees also receive a permanent supplemental benefit, under the Retirement Plan, calculated by multiplying the difference between the employee's final average earnings and his "covered compensation" by a supplemental factor that varies by age. (The term "covered compensation" refers to the 35-year average Social Security wage base tied to year of an employee's birth.) Employees who retire prior to age 62 also receive a temporary supplement that is tied to years of service until they are eligible to receive Social Security benefits at age 62.

     Federal tax laws impose limits on the amount of a participant's annual compensation that can be used when calculating benefits under qualified plans and on the amount of benefits that can be paid to a participant from such plans. The SERP, a nonqualified plan, was adopted in 1987 to compensate officers who are affected by these limits. It provides for retirement benefits equal to the difference between the benefits payable under the qualified Retirement Plan and the benefits that would be payable absent such limits. All of the officers listed in the table earn annual compensation in excess of the current cap of $160,000 (increased from $150,000 effective January 1, 1997) and all of them have vested benefits under the SERP.

     The "final average earnings" (the average annual earnings for the three highest-paid consecutive years of service} for purposes of calculating retirement benefits for the executive officers named above is as follows: Mr. Cash, $563,300; Mr. Rose, $306,079; Mr. Nordloh, $306,015; and Mr. Heiner, $283,992. These numbers are accurate as of December 31, 1996. The officer's base salary, cash bonus payments, and value of restricted stock (paid in lieu of cash) reported in the Summary Compensation Table would be included in the calculation of the officer's final average earnings. The amounts reported in the Summary Compensation Table are somewhat different than the final average earnings figures because the latter figures include actual cash payments when made, not when earned, and the value of restricted stock when distributed, not granted. Dividends on the restricted shares are also included in the officer's final average earnings, but are not reported in the table. One-time extraordinary bonuses and payments for unused vacation are reported in the table, but are not included in final average earnings.

     These executive officers all participate in the Company's Executive Incentive Retirement Plan (the EIRP), described below, and may receive supplemental monthly payments after retirement in accordance with such plan. The years of service for the individuals listed in the Summary Compensation Table are 21 years for Mr Cash, 28 years for Mr. Rose, 13 years for Mr. Nordloh, 39 years for Mr. Marushack, and 26 years for Mr. Heiner.

     The Company and its affiliates adopted the EIRP for officers in 1979. Under this nonqualified plan, a participant will receive monthly payments upon retirement equal to 10 percent of the highest average monthly base salary paid to the officer during any period of 36 consecutive months of employment. The plan also provides for a family benefit in the event of an officer's death. Messrs. Cash, Rose, Heiner, and Marushack have satisfied the 15 years of service required and have a vested right to receive benefits. Mr. Nordloh has been nominated to participate in the plan, but has not satisfied the years of service requirement. Based on current compensation, the annual benefits payable to the named officers under this plan as of December 31, 1996 are as follows: Mr. Cash, $39,522; Mr. Rose, $23,450; and Mr. Heiner, $21,830. Mr. Marushack
earned an annual benefit of $22,407 as of February 28, 1997.

     Any benefits payable under the SERP are offset against payments for the EIRP. Consequently, an officer would not receive any benefits from the SERP unless his benefit under the EIRP was less than the difference between what he could be paid under the Company's Retirement Plan at the date of his retirement and what he would have earned under such plan absent federal tax limitations. Given this relationship between the two nonqualified plans and the annual compensation cap of $160,000 applicable to the Retirement Plan, the amounts listed in the table above do not include benefits payable under the EIRP.

Executive Severance Compensation Plan

     The Company has an Executive Severance Compensation Plan that covers the Company's executive officers and all other officers of the Company and its affiliated companies. Under this plan, participants, following a change in control of the Company, are eligible to receive compensation equal to up to two years' salary and miscellaneous benefits upon a voluntary or involuntary termination of their employment, provided that they have continued working or have been agreeable to continue working for six months following a potential change in control of the Company. The plan also contains a provision that limits severance compensation and benefits payable under the plan to amounts that can be deducted under Section 280G of the Internal Revenue Code of 1986.

     The dollar amounts payable to the Company's executive officers (based on current salaries paid by the Company and its affiliates) in the event of a change in control of the Company are as follows:
$880,000 to Mr. Cash; $551,400 to Mr. Rose: $517,000 to Mr.
Nordloh; and $477,200 to Mr. Heiner. The Company's executive officers would also receive certain supplemental retirement benefits, welfare plan benefits, and cash bonuses.

     Under the plan, a "change in control" is defined to include any change in control required to be reported under Item 6(e) of Schedule A of Regulation 14A of the Securities Exchange Act of
1934, as amended. A change in control is also deemed to occur once any acquiring person becomes the beneficial owner, directly or indirectly, of securities representing 15 percent or more of the Company's outstanding shares of common stock.


              CUMULATIVE TOTAL SHAREHOLDER RETURN

     The following graph compares the cumulative total return 1/ of the Company's common stock with the cumulative total returns of a peer group index of diversified natural gas companies prepared and published by Value Line, Inc. 2/, and of the S&P Composite-500 Stock Index.

[GRAPH]

[The graph has three lines connecting the points in the following table:

Questar        $100.00   $128.42   $166.91   $144.40   $182.71   $207.43
S&P 500         100.00    107.79    118.66    120.56    165.78    204.30
Peer Group      100.00    116.32    137.99    125.41    168.33    220.67

     1/Assumes $100 vested at the close of trading on December 31, 1991 in the Company's common stock, the published index of peer companies, and the S&P 500 Index; also assumes the dividends are reinvested. For 1996, the Company had a return of 13.5 percent compared to a return of 23.2 percent for the S&P 500 Index and a return of 31.1 percent for the published peer group index. For the five-year period, the Company had a compounded annual return of
15.7 percent compared to similar returns of 15.4 percent for the S&P 500 Index and 17.2 percent for the published peer group index.

     2/The Company chose this index of diversified natural gas companies for comparison purposes because it is a published and widely-used index.

           COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Management Performance Committee (the "Committee") is a Committee of outside directors that is chaired by W. Whitley Hawkins. Other members include Patrick J. Early, U. Edwin Garrison, William N. Jones, Robert E. Kadlec, and Gary G. Michael. This Committee is responsible for reviewing and approving all elements of the total compensation program for officers of the Company and its affiliates and serves as the administrator of the Company's Long-Term Stock Incentive Plan. The Committee is also responsible for monitoring the Company's executive compensation programs to verify that they are aligned with the Company's business strategies and financial goals. The Committee believes that such programs motivate the Company's officers to acquire and retain appropriate levels of stock ownership and are competitive with programs offered by the Company's peers. It is the Committee's opinion that the total compensation earned by the Company's officers in 1996 achieves these objectives and is fair and reasonable.

     Each year, the Committee reviews the performance of the Company on a consolidated basis and the performance of the Company's major lines of business and compares such performance to specified groups of peer companies.

     The Committee also assesses the individual performance of officers, particularly the performance of R. D. Cash and a group that includes the officers listed in the Summary Compensation Table. The Committee periodically directs outside consultants to perform an in-depth audit and analysis of the total compensation paid to the Company's officers. The Committee also reviews executive compensation surveys, including an annual survey on executive compensation sponsored by the American Gas Association
(AGA) and several compensation surveys published by consulting firms.

     The Company's total compensation program for officers includes base salaries, annual bonuses, and stock options. The total program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. Each of these components of the total program is discussed in greater detail below.

Base Salaries

     Base salaries for the Company's officers, including those named in the Summary Compensation Table, are reviewed on an annual basis. Such salaries are generally pegged at or near the 50th percentile or market average of survey data. The increases awarded to Mr. Cash and other officers are based on an assessment of each officer's comparison with survey data and individual performance.

Annual Bonuses

     All of the Company's officers, but particularly the five highest paid officers, have a significant portion of their total compensation at risk. Annual bonuses are directly linked to key financial and operating objectives for the major business units and for the Company on a consolidated basis. Each year, the Committee reviews and approves specified performance objectives for the year. Performance objectives are both financial (e.g., net income, return on equity) and efficiency objectives (e.g., customer service rating, safety performance, finding costs, operating and maintenance costs). The performance objectives are set after the Committee reviews actual results for the prior year and budgeted results for the year in question and are generally higher than actual results for the prior year and expectations for the current year.

     An overall performance factor is multiplied by each officer's target bonus to determine his earned bonus. Each officer's target bonus is a percentage of his base salary in effect at the time the target bonus is approved. The Committee determines the allocation of each officer's target bonus between business unit results and consolidated results. One half of each officer's earned bonus is paid in cash; the remainder is paid in shares of restricted stock that vest in two annual, equal installments.

Stock Options

     Annual grants of stock options are awarded to the Company's officers and key employees as part of their "risk-based"
compensation.   As a general rule, the Committee uses the prior
year's grant as the basis for determining each subsequent year's grant, but does increase the size of grants when participants are promoted to new positions or when surveys indicate that stock options should be increased to remain competitive. These grants are awarded pursuant to the terms of an omnibus Long-Term Stock Incentive Plan, which allows the Committee broad flexibility to use a wide range of stock-based performance awards.

     Stock options, from the Committee's perspective, focus attention on managing the Company from a long-term investor's perspective and encourage officers to have a significant, personal investment in the Company through stock ownership. Stock options awarded to officers and key employees become valuable only as the Company's performance is reflected in increased stock prices. Stock options constitute the Company's only long-term incentive compensation program. Officers are encouraged to retain their stock for long-term investment, rather than sell option shares after purchasing them.

     The Committee has stock ownership guidelines for officers. (Shares purchased through employer contributions are excluded from the calculation, but phantom stock units attributable to an officer's deferred compensation are included.) All of the officers named in the Summary Compensation Table satisfy these guidelines, which constitute a multiple of their base salaries.

     Information concerning the stock options granted to the Company's highest ranking executive officers in 1997 is included in the table labeled "Option/SAR Grants in Last Fiscal Year." The table labeled "Aggregated Option/SAR Exercises" provides information concerning the value realized by the individual members of the group when exercising stock options in 1996 and the year-end value of their remaining stock options.

Specific Compensation Decisions

     The Company, in 1996, generally exceeded its specified performance objectives. It generated net income for common shareholders of $97.8 million, (compared to $83.8 million in 1995), for an overall earnings per share of $2.39, which represents a 17 percent increase from the $2.05 per share earnings figure in 1995. Each of its major business units also exceeded performance objectives which had been set in advance by the Committee. Consequently, Mr. Cash earned a bonus of $271,990, or 137 percent of his target bonus of $199,000. (Half of this amount was paid in shares of restricted stock. He also received an additional $8,329 in cash bonuses for his participation in general employee incentive compensation plans.) His salary was increased to $416,000 effective March 1, 1996, and further increased to $440,000 effective March 1, 1997. These salary increases were approved after the Committee received survey data and reviewed Mr. Cash's achievement of specified personal and corporate goals. In February of 1997, the Committee awarded Mr. Cash an option to purchase 35,000 shares of stock at a price of $38.25 per share. The number of shares covered by this option is identical to the number of shares covered by the option granted to him in 1996. The 1997 stock options vest in four equal installments beginning August 11, 1997 and ending August 11, 2000.

Miscellaneous

     The Committee supports the Company's historic philosophy that officers are not fundamentally different than employees, but are paid more due to the nature of their responsibilities, their experience, and the greater demands on their time. Consequently, the Committee supports the Company's traditional practice of limiting the perquisites granted to officers. Company officers do not have first class travel privileges, cars, country club memberships, supplemental welfare benefit plans, executive dining room service, or personal use of the Company's airplane.

     In 1993, Congress enacted Section 162(m) of the Internal
Revenue Code that generally limits the dollar amount of "Compensation" paid to the individual executive officers named in the Summary Compensation Table. The primary exception to this limit, which is $1,000,000 for each officer, is for performance-based compensation. The Company's Long-Term Stock Incentive Plan does qualify under the regulations promulgated by the Treasury Department for performance-based compensation. Consequently, the Company can continue to take a deduction for any ordinary income recognized by officers when exercising nonqualified stock options.

                              Management Performance Committee
                                   W. Whitley Hawkins, Chairman
                                   Patrick J. Early
                                   U. Edwin Garrison
                                   William N. Jones
                                   Robert E. Kadlec
                                   Gary G. Michael

       SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS
     The following table lists the shares of stock beneficially owned by each of the directors, by each of the other named executive officers, and by all directors and executive officers as a group as of March 1, 1997.

                                   SHARES                          Percent of
                                          Deferred                Outstanding
                          Beneficial  Compensation       Total      Shares 2/
                                           Plans 1/
Directors:
R. D. Cash 3,4,5,6,7         252,808         19,498       272,306     .61%
P. J. Early 8                  1,700          1,274         2,974     *
U. Edwin Garrison 8           17,942          5,224        23,166     *
James A. Harmon 8,9           32,064         17,604        49,668     *
W. Whitley Hawkins 8          10,470          1,532        12,002     *
William N. Jones 8,9          14,794          1,359        16,153     *
Robert E. Kadlec 8,10         17,850              0        17,850     *
Dixie L. Leavitt 7,8          22,123         10,386        32,509     *
Gary G. Michael 8              5,500          2,529         8,029     *
Gary L. Nordloh 4,5,6,7       60,998          1,967        62,965     .15%
D. N. Rose 4,5,6              74,035          2,165        76,200     .18%
Harris H. Simmons 8            7,600          3,441        11,041     *

Nondirector Executive Officers:

C. M. Heiner 4,5,6           101,795          1,891       103,686     .25%
A. J. Marushack 4,5,6, 7     128,937          2,833       131,770     .31%

All directors, senior        915,841         76,054       991,895     2.2%
directors, and executive
officers (18 individuals)

     1/Phantom stock units are held through the various deferred compensation plans available to the Company's directors and officers. Although these plans only permit such units to be paid in the form of cash, investments in such units represent the same investment in the performance of the Company's common stock as do investments in actual shares of common stock.

     2/Unless otherwise listed, the percentage of shares owned is less than .1%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

     3/Mr. Cash is the Chairman of the Board of Trustees of the Questar Corporation Educational Foundation and the Questar Corporation Arts Foundation, two nonprofit corporations that own an aggregate of 47,529 shares of the Company's common stock. As the Chairman, Mr. Cash has voting power for such shares, but disclaims any beneficial ownership of the shares.

     4/The Company's executive officers have shares held for their accounts in the Company's Employee Investment Plan. The number of shares opposite each of their names includes shares of stock through such plan as of December 31, 1996 as follows: Mr. Cash, 31,254 shares; Mr. Rose, 16,814 shares; Mr. Nordloh, 8,352 shares; Mr. Marushack, 31,455 shares; and Mr. Heiner, 21,813 shares.

     5/The Company's executive officers have options granted them under the terms of the Company's Long-Term Stock Incentive Plan. The number of shares opposite each of their names includes the number of shares each has vested options to acquire within 60 days after March 1, 1997 as follows: Mr. Cash, 82,851 shares; Mr. Rose, 33,907 shares; Mr. Nordloh, 27,750 shares; Mr. Marushack, 65,500 shares; and Mr. Heiner, 51,250 shares.

     6/The Company's executive officers acquired restricted shares of the Company's common stock in partial payment of bonuses earned under the Annual Management Incentive Plans. Mr. Nordloh also acquired restricted shares of the Company's common stock under employee compensation plans adopted by Celsius Energy Company/Universal Resources Corporation and Wexpro Company. The number of shares opposite each of their names includes the following shares of restricted stock beneficially owned as of March 1, 1997: Mr. Cash, 3,902 shares; Mr. Rose, 2,258 shares; Mr. Nordloh, 2,493 shares; and Mr. Heiner, 1,280 shares. The officers receive dividends on such shares and have voting powers for such shares, but cannot dispose of them until they vest.

     7/Of the total shares reported for Mr. Cash, 3,270 are owned jointly with his wife and 5,071 are controlled by him as custodian for his son. Messrs. Leavitt and Marushack own their shares of record jointly with their respective wives. Some of Mr. Nordloh's record shares are owned by a family trust.

     8/Messrs. Early, Garrison, Harmon, Hawkins, Jones, Kadlec, Leavitt, Michael, and Simmons have vested nonqualified stock options granted under the terms of the Directors' Plan to purchase shares of common stock as follows: Mr. Early, 700 shares; Mr. Garrison, 4,500 shares; Mr. Harmon, 8,050 shares; Mr. Hawkins, 10,250 shares; Mr. Jones, 6,300 shares; Mr. Kadlec, 11,450 shares; Mr. Leavitt, 7,000 shares; Mr. Michael, 4,200 shares; and Mr. Simmons, 7,000 shares.

     9/Mr. Harmon's wife owns 2,000 shares of common stock. Mr. Harmon disclaims any beneficial interest in these shares. Mr. Jones' wife owns 90 shares of the Company's common stock; Mr. Jones disclaims any beneficial interest in the shares owned by his wife.

     10/Mr. Kadlec's wife owns 200 shares of common stock.  Mr.
Kadlec has voting control and investment control over such shares. Such shares are included in the shares listed opposite his name.

     11/The total number of shares reported for this group includes vested options to purchase 389,220 shares of stock. When vested options are excluded, the group owns approximately 1.3 percent of the outstanding shares of the Company's common stock.

             SECURITY OWNERSHIP, PRINCIPAL HOLDERS

     The following table sets forth information, as of December 31, 1996, with respect to each person known or believed by the Company to be the beneficial owner of five percent or more of its common stock.

Name and Address of         Shares and Nature of
 Beneficial Owner           Beneficial Ownership     Percent of Class
First Security Bank, N.A.             4,024,042                9.8
79 South Main Street           Trustee for Company
Salt Lake City, Utah 84111  Employee Benefit Plans
                                   and Bank/1

FMR Corporation                      2,693,11                   6.6
82 Devonshire Street          Investment Advisor
Boston, Massachusetts 02109              Bank/2

     1/Of this total, First Security beneficially owns 3,925,935 shares in its role as trustee of employee benefit plans sponsored by the Company. Participating employees control the voting of such shares.

     2/Of this total, 1,969,000 shares are held by Fidelity Management and Research Company, an investment advisor; 720,817 shares are held by Fidelity Management Trust Company, a bank; and 3,300 shares are held by Fidelity International Limited. In its
Schedule 13G filed on February 14, 1997, FMR indicated that it or its affiliates had sole power to dispose of all these shares and sole power to vote 535,317 shares.

                         UFCW PROPOSAL

     The United Food and Commercial Workers Union, Local 99R, with headquarters in Phoenix, Arizona (UFCW), has notified the Company that it intends to present, at the Company's Annual Meeting, a proposed recommendation in favor of electing directors on an annual basis. The UFCW, the record shareholder of 100 shares, presented two resolutions last year, which received less than a majority of the shares voting at the meeting.

     The UFCW is engaged in a corporate campaign against Albertson's, a large retail merchandiser with headquarters in Boise, Idaho, and against Gary G. Michael, the Chairman and Chief Executive Officer of Albertson's, who also serves as a director of the Company. The corporate campaign arises from the UFCW's unsuccessful efforts to organize some of Albertson's employees. The UFCW has chosen to extend the campaign to corporations that have links to Albertson's through its directors and officers and acknowledges that it is pursuing proposals at four other companies in addition to Questar that have ties to Albertson's. In its solicitation materials, the UFCW also acknowledges that it is not involved in a labor dispute with the Company. The UFCW is not a bargaining agent for the Company's employees, all of whom are nonunion.

     The UFCW's resolution is as follows:

          RESOLVED, that shareholders recommend the company have all directors stand for election annually (in other words, declassify its board of directors).

     The Company's Board of Directors recommends that shareholders vote "AGAINST" the proposed resolution. The Company's Board of Directors has been segmented into three classes since the Company was originally organized in 1984.
Prior to the Company's organization, shareholders approved the division of Mountain Fuel's Board into three classes in May of 1983 by a margin of 4-1 when Mountain Fuel was the publicly-owned entity. The Board has not changed its position since 1983 or 1984 and continues to believe that a classified Board serves the best interests of the Company's shareholders.

     The Board of Directors believes that the current division of the Board into three classes, with one class elected each year for a three-year term, provides continuity and stability in the membership of the Board and in the policies established by the Board. A classified Board increases the likelihood that at all times at least two-thirds of the members will have experience and familiarity with the business of the Company.

     The Board of Directors is firmly committed to improving performance and enhancing shareholder value and does not believe that the presence of a classified Board diminishes its commitment or its responsibility to shareholders.

     The Company's Board of Directors continues to deplore the tactics and question the motives of the UFCW. The Board of Directors believes that labor management issues should be resolved at the bargaining table or in other traditional labor-management renas, not through corporate campaigns that use the proxy process and increase costs to all shareholders. The Board continues to believe that it is particularly unfair and inappropriate for the UFCW to involve the Company and its stockholders in the UFCW's dispute with another corporation by proposing "corporate governance" resolutions and by citing
"shareholder democracy." Finally, the Board believes that the UFCW's proposal is not in the best interest of the Company and its shareholders and recommends that shareholders vote "AGAINST" the resolution advocated by the UFCW.

                      INDEPENDENT AUDITORS

     The firm of Ernst & Young LLP, independent auditors, has audited the accounts of the Company for a number of years, including 1996 and is expected to continue doing so.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire, and will be able to respond to questions.

                     STOCKHOLDER PROPOSALS

     The Company must receive proposals from stockholders on or before December 3, 1997, in order to have such proposals evaluated for inclusion in the proxy materials relating to the Company's 1997 Annual Meeting of Stockholders, which is scheduled to be held on May 19, 1998. Any proposal submitted for the proxy materials will be subject to the rules of the Securities and Exchange Commission concerning stockholder proposals.

               ANNUAL REPORT AND FORM 10-K REPORT

     An annual report for the year ending December 31, 1996, containing financial and other information about the Company, has been recently mailed to all stockholders of record.

     The Company will send, without charge, a copy of its 1996 Annual Report on Form 10-K (excluding exhibits), as filed with the Securities and Exchange Commission, to any stockholder upon written request. Requests should be sent to Connie C. Holbrook, Vice President and Corporate Secretary, P. O. Box 45433, Salt Lake City, Utah 84145-0433.

                    SECTION 16(a) COMPLIANCE

     Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the Securities and Exchange Commission, the Company's directors, certain officers, and persons that own more than 10 percent of the Company's stock, are required to file reports of ownership and changes in ownership with the Commission and the New York Stock Exchange and to furnish the Company with copies of all such reports they file.

     Based solely on its review of copies of such reports received or written representations for certain reporting persons, the Company believes that all filing requirements were satisfied.

                         OTHER MATTERS

     The directors and officers know of no additional matters that are likely to be brought before the meeting. If any other business requiring a vote of the stockholders should properly come before the meeting or any adjournment or postponement of such meeting, the persons named in the enclosed proxy intend to vote in accordance with their best judgment.

     Pursuant to the Company's Bylaws, business must be properly brought before an annual meeting in order to be considered by stockholders. The Bylaws specify the procedure for stockholders to follow in order to bring business before an annual meeting. A stockholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of the meeting. The notice must set forth (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee, (3) the number of shares of the Company's stock owned by each nominee; (4) a description of all arrangements and understandings between the stockholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

     The Company's Bylaws also require that any stockholder who is entitled to vote at the annual meeting and who wants to submit a proposal at such meeting without having it considered through the proxy materials, must deliver a written notice of the proposal, by certified mail, to the Company's Secretary. Such notice must be received not less than 50 days nor more than 90 days prior to the date of such meeting. The notice must set forth (1) a brief description of the proposal; (2) the stockholder's name, address, and stock ownership; and (3) any material interest of the stockholder in the proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

                                   By Order of the
                                   Board of Directors



                                   Connie C. Holbrook
                                   Vice President and Secretary

PRELIMINARY PROXY MATERIAL

QUESTAR CORPORATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING, MAY 20, 1997

180 East First South
P. O. Box 45433
Salt Lake City, Utah 84145-0433

PROXY   The undersigned stockholder of QUESTAR CORPORATION does
hereby constitute and appoint R. D. CASH and JAMES A. HARMON, or either of them, the true and lawful attorney-in-fact and proxy with all the powers that the undersigned would possess, if personally present, to vote the stock of the undersigned at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn, 1675 Sunset Drive, Rock Springs, Wyoming, on Tuesday, May 20, 1997, at 10:00 a.m., local time, and at any adjournments thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement, dated April 7, 1997, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any adjournments or postponements.

               Dated:                  , 1997
               (Signature)
               (Signature)

                         Please date and sign exactly as name
                         appears hereon.  When signing as
                         Attorney, Executor, Administrator,
                         Trustee, Guardian, etc., give full
                         title.  If stock is held jointly, each
                         joint owner should sign.  If stock is
                         owned by a corporation, please sign full
                         corporate name by
(Please turn over)       duly authorized officer.

     This proxy, when properly executed will be voted in the manner directed by the stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND AGAINST THE
STOCKHOLDER PROPOSAL.

The Board recommends a vote FOR the election of directors.

     To elect four directors of the Company.
     Nominees: U. Edwin Garrison, W. Whitley Hawkins, Robert E.
               Kadlec, and Harris H. Simmons.

          [] VOTE FOR all nominees listed above, except as marked to the contrary above (if any). To withhold your vote for any individual nominee, strike a line through his name in the list above.

          []   VOTE WITHHELD from all nominees.

The Board recommends a vote AGAINST the stockholder proposal.

     To adopt a resolution recommending the declassification of the Company's Board of Directors.

          []   FOR         []   AGAINST      []   ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting, or any adjournments or postponements of such meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING
THE ENCLOSED ENVELOPE.

     Please mark if your address has changed and correct your
address on the reverse side.    []